WORLDGATE COMMUNICATIONS, INC.
2010 STOCK INCENTIVE PLAN

NONSTATUTORY STOCK OPTION GRANT AGREEMENT

This NONSTATUTORY STOCK OPTION GRANT AGREEMENT (the “Agreement”), dated as of [  ], 2010 (the “Date of Grant”), is delivered by WorldGate Communications, Inc. (the “Company”) to [  ] (the “Participant”).

RECITALS

WHEREAS, the Company maintains the WorldGate Communications, Inc. 2010 Stock Incentive Plan (the “Plan”) for the benefit of its and its Participating Companies’ (as defined in the Plan) employees, non-employee directors, and consultants; and

WHEREAS, unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings given to them in the Plan.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.           Grant of Option.  Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Participant a nonstatutory stock option (the “Option”) to purchase [  ] shares of Stock, at an exercise price of $[  ] per share of Stock.

2.           Exercisability of Option.   The Option shall become exercisable on the following dates, if the Participant continues to provide Service to an employer within the Participating Company Group from the Date of Grant through the applicable date:

Date	Shares for Which the Option is Exercisable
First year anniversary of the Date of Grant	25%
Second year anniversary of the Date of Grant	25%
Third year anniversary of the Date of Grant	25%
Fourth year anniversary of the Date of Grant	25%

If the foregoing schedule would produce fractional shares of Stock, the number of shares of Stock for which the Option becomes exercisable shall be rounded down to the nearest whole share of Stock.  The Option shall become fully exercisable on the fourth anniversary of the Date of Grant, provided that the Participant is providing Service to the Participating Company Group on such date.

3.           Term of Option.  The Option shall have a term of ten (10) years from the Date of Grant, and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

4.           Exercise Procedures.

(a)           Subject to the provisions of Paragraphs 2 and 3 above, the Participant may exercise the Option in the manner provided in this Agreement and in the Plan by delivering to the Company written notice of intent to exercise, specifying the number of shares of Stock as to which the Option is to be exercised and the method of payment.

(b)           The obligation of the Company to deliver shares of Stock upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations.  The Company may require that the Participant (or other person exercising the Option after the Participant’s death) represent that the Participant is purchasing the shares of Stock for the Participant’s own account and not with a view to or for sale in connection with any distribution of the shares of Stock, or such other representations as the Committee deems appropriate.  No portion of the Option may be exercised during a period which the Committee designates in writing as a prohibited exercise period or if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations.

(c)           All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes.

5.           Grant Subject to Plan Provisions.  This Option grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  This Agreement, together with the Plan, represents the entire agreement between the parties.  The grant and exercise of the Option and this Agreement are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares of Stock, (iii) changes in capitalization of the Company, and (iv) other requirements of applicable law.  By accepting this Option, the Participant agrees to be bound by the terms of the Plan and this Agreement and that all decisions and determinations of the Committee with respect to the Agreement shall be final and binding on the Participant and the Participant’s beneficiaries.

6.           No Employment or Other Rights.  The grant of this Option shall not confer upon the Participant any right to be retained in the Service of the Participating Company Group and shall not interfere in any way with the right of the applicable Participating Company to terminate the Participant’s Service at any time.  The right of the applicable Participating Company to terminate at will the Participant’s Service at any time for any reason is specifically reserved.

7.           No Stockholder Rights.  Neither the Participant, nor any person entitled to exercise the Participant’s rights in the event of the Participant’s death, shall have any of the rights and privileges of a stockholder with respect to the shares of Stock subject to the Option, until certificates for shares of Stock have been issued upon the exercise of the Option.

8.           Applicable Law.  The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.

9.           Notice.  Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Board, Attn: Stock Options at the Company’s corporate headquarters, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll records of the applicable Participating Company, or to such other address as the Participant may designate to the applicable Participating Company in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Participant has executed this Agreement, effective as of the Date of Grant.

WORLDGATE COMMUNICATIONS, INC.

By:
Name:
Title:

ATTESTED BY:

Name:
Title:

I hereby accept the Option described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and determinations of the Committee shall be final and binding.

Participant:
Name: [ ]

Date: